EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                           JANUARY 22, 2003

INVESTOR RELATIONS CONTACT:                   MEDIA RELATIONS CONTACT:
DIANA MATLEY                                  KEVIN BRETT
408-433-4365                                  408-433-7150
diana@lsil.com                                kbrett@lsil.com

CC03-21

                 LSI LOGIC REPORTS Q4 AND 2002 FINANCIAL RESULTS

       The LSI Logic 2002/fourth quarter news release follows this summary

                     FOURTH QUARTER NEWS RELEASE HIGHLIGHTS

- Revenues of $480 million, consistent with previous guidance

- Revenues increased 18 percent over the $406 million in Q4 2001.

- Pro forma* profitability for second sequential quarter.

- Per share pro forma* net income of 1 cent, meets consensus estimate.

- GAAP** net loss of 8 cents a diluted share.

- Generated positive operating cash flow for third consecutive quarter.

* Earnings before acquisition-related amortization and other special items. ** Generally Accepted Accounting Principles

   LSI LOGIC GENERATES POSITIVE OPERATING CASH FLOW FOR 3RD CONSECUTIVE QTR;
                        REVENUES UP 18% Q4 2001- Q4 2002

MILPITAS, CALIFORNIA - LSI Logic Corporation (NYSE: LSI) today reported revenues of $480 million in the fourth quarter of 2002, a 1.5 percent sequential decrease compared to the $487 million reported in the third quarter, and an increase of 18 percent over the $406 million reported in the fourth quarter of 2001.

The 2002 fourth quarter GAAP** net loss was $31 million or 8 cents a diluted share. The third quarter net loss was $28 million or 7 cents a diluted share. The company reported a GAAP net loss of $250 million or 68 cents a diluted share in the fourth quarter of 2001.

Pro forma* 2002 fourth quarter net income was $5 million or 1 cent a diluted share. Pro forma third quarter 2002 net income was $17 million or 4 cents a share. The company reported a pro forma net loss of $74 million or 20 cents a diluted share in the fourth quarter of 2001.

Cash and short-term investments increased $47 million to $990 million at the end of the fourth quarter. During the quarter, the company repurchased $48 million of convertible notes, reducing its outstanding convertible debt.

"After generating 11 percent sequential revenue growth in the third quarter, our order input rate slowed in the fourth quarter," said Wilfred Corrigan, LSI Logic chairman and chief executive officer. "The strength of our two storage businesses was offset by declines in Consumer and Communications. As a result of this lower fourth quarter order-input rate, we are projecting first quarter revenues in the range of $370 million to $390 million. Entering 2003, our outlook is for the first quarter to be the low point for revenues, and for the second quarter to be up substantially.

"Consumer, Storage Components and Storage Systems are expected to be the drivers for the second quarter improvement. The Communications sector has the least visibility, but generally we believe the enterprise sector is stabilizing while the WAN sector is unlikely to demonstrate improvement until late 2003 or 2004. We expect our overall business will regain momentum in the second quarter and return to pro forma profitability in the third quarter."

LSI Logic recorded 2002 revenues of $1.82 billion, a 2 percent increase over the $1.78 billion in 2001. The GAAP 2002 net loss was $292 million or 79 cents a diluted share. The Pro Forma 2002 net loss was $42 million or 11 cents a diluted share. "We are generating positive operating cash flow, controlling operating expenses and reducing our long-term debt," said Bryon Look, LSI Logic chief financial officer.

** Generally Accepted Accounting Principles

*  Earnings before acquisition-related amortization and other special items.

                           LSI LOGIC BUSINESS OUTLOOK

LSI Logic expects Q1 2003 revenues to be in the range of $370 million to $390 million.

The company anticipates reporting a pro forma first quarter net loss of about 18-20 cents a diluted share and a gross margin of approximately 30-32 percent.

Operating expenses are expected to be in the range of $175 million to $180 million.

The first quarter pro forma tax provision is expected to be a charge of approximately $6 million.

Capital spending is anticipated to be under $20 million in the first quarter and less than $100 million for 2003.

First quarter depreciation is projected to be about $60 million.

The first quarter diluted common share count is expected to be approximately 373 million.

NOTE: The company's financial guidance will be limited to the comments made on today's public conference call and contained in the Business Outlook section of this news release.

            LSI LOGIC BUSINESS, TECHNOLOGY AND PRODUCT ANNOUNCEMENTS

- LSI Logic introduced StreamSlice(TM), the first offering of its RapidChip(TM) configurable product family. Featuring 20 gigabits per second of full-duplex throughput, StreamSlice targets high-end switches, routers and other communications applications.
http://www.lsilogic.com/news/product_news/pr20030120a.html

- Korea-based LG Electronics selected the LSI Logic DiMeNsion(TM) 8600 (DMN-8600) single-chip DVD recorder system processor for its next-generation DVD recorder products. http://www.lsilogic.com/news/product_news/pr20030114.html

- LSI Logic announced a Serial Attached SCSI (SAS) co-development product plan that includes leading disk drive manufacturers Fujitsu, Maxtor and Seagate. Using its Fusion-MPT architecture LSI Logic's SAS product development assures a first-to-market product path for customers and hard disk drive partners and their customers. http://www.lsilogic.com/news/product_news/pr20030120c.html

- LSI Logic announced the DoMiNoFX(TM) brand representing a "Visibly Superior" digital media processing technology that provides consumers with assured high-quality digital entertainment devices.
http://www.lsilogic.com/news/product_news/pr20030108a.html

- LSI Logic Corporation introduced the PCI-X 2.0 physical layer (PHY) interface core, which includes a multi-functional I/O buffer and the industry's first PHY hardmacro, the LSI Logic Xoom(TM) core. The core, an addition to the CoreWare(R)design program, supports the emerging PCI-X 2.0 266 DDR standard and targets the server and storage markets.
http://www.lsilogic.com/news/product_news/pr20030120d.html

- LSI Logic Corporation announced an agreement to supply its high-performance Ultra320 PCI RAID storage adapters to NEC Corporation, solidifying its position as the premier provider of RAID technology for Japan's market leading server manufacturer. http://www.lsilogic.com/news/product_news/pr20021219.html

- LSI Logic Corporation announced the industry's first single-chip hard disk drive (HDD) and DVD recorder processor, the DiMeNsion(TM) 8650 (DMN-8650), for use in dual-drive digital recorders. The new processor enables the time-shift of live TV, enhanced archiving to DVD disks, and full support for DV camcorders. http://www.lsilogic.com/news/product_news/pr20030106.html

- Lite-On Information Technology Corporation selected the LSI Logic DVD&MORE(TM) (DVD and Multimedia Optical Recording Entertainment) manufacturing kit as the basis for its newest DVD & PLUS Combo Series product, LVR-1001.
http://www.lsilogic.com/news/product_news/pr20021217.html

- LSI Logic Corporation enhanced its CoreWare(R) design program by introducing two new cores that support the emerging PCI Express standard. The company's new Link and Physical Layer (PHY) interface cores provide customers with faster time-to-market for their next generation server, storage and communication products. The announcement marks another level of innovation in LSI Logic's leading physical (PHY) layer and serial protocol expertise. http://www.lsilogic.com/news/product_news/pr20030120b.html

- Vianix selected the LSI Logic ZSP400(TM) DSP to power its Managed Audio Sound Compression - MASC(TM) technology for embedded applications. The selection expands the market for LSI Logic's open architecture ZSP(TM) digital signal processor (DSP) cores to include a full range of digital voice storage and transmission applications.
http://www.lsilogic.com/news/product_news/pr20021211.html

- LSI Logic Corporation announced two new single-chip multi-format audio/video codecs, DMN-8100 and DMN-8150, allowing consumers to capture video content from any analog/digital camcorder, VCR or TV tuner and send it to a PC over a USB 2.0 connection. http://www.lsilogic.com/news/product_news/pr20021118c.html

- LSI Logic Corporation announced the availability of its Physical RTL Optimization (PRO) flow, developed to identify physical design issues early in complex system-on-a-chip (SoC) design cycles. LSI Logic is first in the industry to directly link routing and congestion problems in physical design back to the RTL code, allowing engineers to quickly and predictably resolve major physical design issues at the RTL stage. http://www.lsilogic.com/news/product_news/pr20021118b.html

- LSI Logic introduced the LSI5201, a versatile, dual-port 1 Gigabit per second iSCSI host bus adapter (HBA). With the addition of the LSI5201, LSI Logic offers high-performance and proven interoperable iSCSI, SCSI and Fibre Channel storage adapter solutions for storage area networks (SANs).
http://www.lsilogic.com/news/product_news/pr20021118a.html

- LSI Logic and Emuzed are providing PC manufacturers with the technology needed to enable TV, PVR (personal video recorder) and video capture functionalities. LSI Logic is providing its DVxplore(R) codec processor for Emuzed's "Maui" PCI PVR cards to enable cutting-edge video compression.
http://www.lsilogic.com/news/product_news/pr20021106.html

- LSI Logic announced the availability of its MegaRAID ATA 133-2 RAID storage adapter, designed to increase performance and reliability of storage environments. http://www.lsilogic.com/news/product_news/pr20021101.html

LSI LOGIC CONFERENCE CALL INFORMATION

LSI Logic will hold a conference call today at 2 p.m. PST to discuss 2002 and fourth quarter financial results. The number is 1-203-748-8964. Internet users can access the conference call by visiting http://www.firstcallevents.com/service/ajwz371638311gf12.html or http://www.lsilogic.com/investors/. A replay of the call will be available today at approximately 5 p.m. PST and will be available for 48 hours. The number is 1-800-945-1517. (International, 1-402-220-0676). The webcast replay will be available until January 29.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements that may involve a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. In the context of forward-looking information, reference is made to the discussion of risk factors described in the company's SEC reports filed during the past 12 months. Forward-looking statements include projections of growth in the communications, consumer, storage components and storage systems businesses, estimates of revenue growth, earnings, gross margins, tax provisions, capital spending, depreciation and common share count made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject include, but are not necessarily limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily limited to the development of news products, the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, competing technologies, products and other competitive factors and investments and disruptions in general economic activity due to worsening global business conditions or caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize the cost savings it expects from the reduction in operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control.

ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.

                                      # # #

Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2. The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.

                              LSI LOGIC CORPORATION
            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                       Three Months Ended                      Year Ended
                                                 -----------------------------       -----------------------------
                                                     Dec. 31,       Dec. 31,           Dec. 31,           Dec. 31,
                                                      2002           2001               2002               2001
                                                 -----------       -----------       -----------       -----------
Revenues                                         $   479,697       $   405,830       $ 1,816,938       $ 1,784,923
                                                 -----------       -----------       -----------       -----------
Costs and expenses:
    Cost of revenues                                 298,722           277,888         1,122,696         1,160,432
    Research and development                         115,752           121,295           457,351           503,108
    Selling, general and administrative               55,602            70,731           230,202           307,310
                                                 -----------       -----------       -----------       -----------
        Total costs and expenses                     470,076           469,914         1,810,249         1,970,850
                                                 -----------       -----------       -----------       -----------
Income/ (loss) from operations                         9,621           (64,084)            6,689          (185,927)
Interest expense                                     (10,578)          (14,737)          (51,977)          (44,578)
Interest income and other, net                        11,563             4,429            27,300            40,577
                                                 -----------       -----------       -----------       -----------
Income/ (loss) before income taxes                    10,606           (74,392)          (17,988)         (189,928)
Provision for income taxes                             6,062                --            24,250                --
                                                 -----------       -----------       -----------       -----------
Pro forma net income/ (loss)                     $     4,544       $   (74,392)      $   (42,238)      $  (189,928)
                                                 -----------       -----------       -----------       -----------
Pro forma earnings/ (loss) per share:
    Basic                                        $      0.01       $     (0.20)      $     (0.11)      $     (0.54)
                                                 -----------       -----------       -----------       -----------
    Diluted                                      $      0.01       $     (0.20)      $     (0.11)      $     (0.54)
                                                 -----------       -----------       -----------       -----------
Shares used in computing per share amounts:
    Basic                                            372,680           365,998           370,529           349,280
                                                 -----------       -----------       -----------       -----------
    Diluted                                          373,961           365,998           370,529           349,280
                                                 -----------       -----------       -----------       -----------

----------

Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three month period ended December 31, 2002, the special items represented acquired in-process research and development, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and other special items. The other special items consisted of gains associated with repurchases of a portion of the Company's Convertible Subordinated Notes, gains on miscellaneous asset sales and a write down of certain equity securities due to impairment.

During the year ended December 31, 2002, the special items consisted of all the items mentioned in the preceding paragraph in addition to additional excess inventory and related charges and a $22 million tax benefit as a result of changes in the tax laws.

During the three month period ended December 31, 2001, the special items represented additional excess inventory and related charges, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and other special items. The other special items consisted of a net write down of certain equity securities due to impairment and the write-off of debt issuance costs associated with the repayment of bank debt during the quarter.

During the year ended December 31, 2001, the special items consisted of all the items mentioned in the preceding paragraph in addition to acquired in-process research and development. The other special items consisted of the items listed above in addition to the write-off of debt issuance costs associated with the restructuring of a master lease and security agreement.

For the three month period and year ended December 31, 2002, the pro forma statements are prepared using the Company's calculated tax expense of $6,062 and $24,250, respectively, when excluding special items. For the three month period and year ended December 31, 2001, the pro forma statements are prepared using a calculated rate of 0%, when excluding special items.

For the three months ended December 31, 2002, 1,281 shares were considered dilutive common stock equivalents and included in the computation of diluted pro forma earnings per share. In computing the diluted pro forma loss per share for the year ended December 31, 2002 and the three month period and year ended December 31, 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

A reconciliation from pro forma net income/ (loss) to the reported results is presented on the following page.

The format presented above is not intended to be in accordance with Generally Accepted Accounting Principles.

                              LSI LOGIC CORPORATION
       RECONCILIATION OF PRO FORMA NET INCOME/(LOSS) TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                             Three Months Ended                  Year Ended
                                                                        --------------------------     ---------------------------
                                                                         Dec. 31,        Dec. 31,        Dec. 31,        Dec. 31,
                                                                          2002            2001             2002            2001
                                                                        ----------     ----------      -----------     -----------
Pro forma net income/(loss)                                             $    4,544     $   (74,392)    $   (42,238)     $ (189,928)
                                                                        ----------     -----------     -----------      ----------
Special items:
    Additional excess inventory and related charges                            --          (52,500)        (45,526)       (210,564)
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation               (32,969)        (88,683)       (155,920)       (292,878)
    Acquired in-process research and development                              (998)             --          (2,920)        (96,600)
    Restructuring of operations and other non-recurring items, net           4,504         (27,269)        (67,136)       (219,639)
    Other special items                                                     (5,851)         (7,300)         (1,200)        (21,544)
    Tax benefit                                                                 --              --          22,500          39,198
                                                                        ----------     -----------     -----------      ----------
        Total special items                                                (35,314)       (175,752)       (250,202)       (802,027)
                                                                        ----------     -----------     -----------      ----------
Net loss                                                                $  (30,770)    $  (250,144)    $  (292,440)     $ (991,955)
                                                                        ----------     -----------     -----------      ----------
Basic earnings/(loss) per share:
    Pro forma net income/(loss)                                         $     0.01     $     (0.20)    $     (0.11)     $    (0.54)
    Special items **                                                         (0.09)          (0.48)          (0.68)          (2.30)
                                                                        ----------     -----------     -----------      ----------
    Net loss                                                            $    (0.08)    $     (0.68)    $     (0.79)     $    (2.84)
                                                                        ----------     -----------     -----------      ----------
Diluted earnings/(loss) per share*:
    Pro forma net income/(loss)                                         $     0.01     $     (0.20)    $     (0.11)     $    (0.54)
    Special items **                                                         (0.09)          (0.48)          (0.68)          (2.30)
                                                                        ----------     -----------     -----------      ----------
    Net loss                                                            $    (0.08)    $     (0.68)    $     (0.79)     $    (2.84)
                                                                        ----------     -----------     -----------      ----------
Shares used in computing per share amounts:
    Basic                                                                  372,680         365,998         370,529         349,280
                                                                        ----------     -----------     -----------      ----------
    Diluted                                                                372,680         365,998         370,529         349,280
                                                                        ----------     -----------     -----------      ----------

----------
* In computing diluted loss per share for the three month periods and years ended December 31, 2002 and 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

** This line item includes rounding adjustments.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                     Three Months Ended              Year Ended
                                                                   ----------------------     ------------------------
                                                                    Dec. 31,     Dec. 31,      Dec. 31,       Dec. 31,
                                                                     2002         2001          2002           2001
                                                                   ---------    ---------     ---------     -----------
Revenues                                                           $ 479,697    $ 405,830     1,816,938     $ 1,784,923
                                                                   ---------    ---------     ---------     -----------
Costs and expenses:
    Cost of revenues:
           Cost of revenues                                          298,722      277,888     1,122,696       1,160,432
           Additional excess inventory and related charges                 -       52,500        45,526         210,564
    Research and development                                         115,752      121,295       457,351         503,108
    Selling, general and administrative                               55,602       70,731       230,202         307,310
    Acquired in-process research and development                         998            -         2,920          96,600
    Restructuring of operations and other non-recurring items, net    (4,504)      27,269        67,136         219,639
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation *        32,969       88,683       155,920         292,878
                                                                   ---------    ---------     ---------     -----------
        Total costs and expenses                                     499,539      638,366     2,081,751       2,790,531
                                                                   ---------    ---------     ---------     -----------
Loss from operations                                                 (19,842)    (232,536)     (264,813)     (1,005,608)
Interest expense                                                     (10,578)     (14,737)      (51,977)        (44,578)
Interest income and other, net                                         5,712       (2,871)       26,100          19,033
                                                                   ---------    ---------     ---------     -----------
Loss before income taxes                                             (24,708)    (250,144)     (290,690)     (1,031,153)
Provision/(benefit) for income taxes                                   6,062            -         1,750         (39,198)
                                                                   ---------    ---------     ---------     -----------
Net loss                                                           $ (30,770)   $(250,144)    $(292,440)     $ (991,955)
                                                                   ---------    ---------     ---------     -----------
Loss per share:
    Basic                                                            $ (0.08)     $ (0.68)      $ (0.79)        $ (2.84)
                                                                   ---------    ---------     ---------     -----------
    Diluted **                                                       $ (0.08)     $ (0.68)      $ (0.79)        $ (2.84)
                                                                   ---------    ---------     ---------     -----------
Shares used in computing per share amounts:
    Basic                                                            372,680      365,998       370,529         349,280
                                                                   ---------    ---------     ---------     -----------
    Diluted                                                          372,680      365,998       370,529         349,280
                                                                   ---------    ---------     ---------     -----------

* The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the three month period ended December 31, 2002 are comprised of the following items:

       Amortization of continuing intangibles                       $ 20,583
       Amortization of newly purchased intangibles                        56
       Amortization of non-cash deferred stock compensation           12,330
                                                                      ------
                                                                    $ 32,969
                                                                      ------

On January 1, 2002, we adopted Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. As a result of the adoption of SFAS No. 142, amortization of goodwill and intangibles was lower in 2002 as compared to 2001 as approximately $952 million of goodwill was no longer amortized. For more information regarding the adoption of SFAS No. 142, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our current report on Form 10-Q for the nine month period ended September 30, 2002.

** In computing diluted loss per share for the three month periods and years ended December 31, 2002 and 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                          December 31,   December 31,
ASSETS                                                       2002           2001
------                                                    -----------    ------------
Current assets:
    Cash and short-term investments                       $    990.0      $  1,013.3
    Accounts receivable, net                                   248.6           191.7
    Inventories                                                194.5           256.6
    Prepaid expenses and other current assets                  193.0           307.3
                                                          ----------      ----------
        Total current assets                                 1,626.1         1,768.9
Property and equipment, net                                    747.0           944.4
Goodwill and other intangibles                               1,251.0         1,297.6
Other assets                                                   518.6           614.9
                                                          ----------      ----------
        Total assets                                      $  4,142.7      $  4,625.8
                                                          ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
    Current liabilities                                   $    397.4     $    509.7
    Current portion of long-term debt, capital lease
        obligations and short-term borrowings                    0.4            0.3
                                                          ----------     ----------
        Total current liabilities                              397.8          510.0
Long-term debt and capital lease obligations                 1,241.2        1,335.8
Deferred tax and other long-term liabilities                   196.9          294.2
                                                          ----------     ----------
        Total liabilities                                    1,835.9        2,140.0
Minority interest in consolidated subsidiaries                   6.5            5.9
                                                          ----------     ----------
Stockholders' equity:
    Common stock                                             2,958.0        2,909.3
    Deferred stock compensation                                (51.2)        (124.1)
    Accumulated deficit                                       (612.2)        (319.8)
    Accumulated other comprehensive income                       5.7           14.5
                                                          ----------     ----------
        Total stockholders' equity                           2,300.3        2,479.9
                                                          ----------     ----------
        Total liabilities and stockholders' equity        $  4,142.7     $  4,625.8
                                                          ==========      ==========

                              LSI LOGIC CORPORATION
                             STATEMENT OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)

                                                                                    Three Months Ended          Year Ended
                                                                                  --------------------     ---------------------
                                                                                  Dec. 31,   Dec. 31,      Dec. 31,     Dec. 31,
                                                                                   2002       2001          2002          2001
                                                                                 ---------   ---------     ---------    --------
OPERATING ACTIVITIES:
Net loss                                                                         (30,770)    (250,144)     (292,440)     (991,955)
Adjustments:
    Depreciation & amortization                                                   89,571      136,732       349,326       532,562
    Amortization of non-cash deferred stock compensation                          12,330       28,715        77,303       104,627
    Acquired in-process research and development                                     998           --         2,920        96,600
    Non-cash restructuring and non-recurring items, net                           (4,504)      25,639        46,050       184,876
    Gain on repurchase of Convertible Subordinated Notes                          (2,686)          --       (14,260)           --
    Loss on write down of equity securities, net                                   9,518        3,768        19,423         9,906
    Gain on sale of short-term investments                                        (2,337)        (756)       (8,220)       (2,098)
Changes in working capital components, net of assets acquired and liabilities assumed in business combinations:
   Accounts receivable, net                                                       51,954       28,890       (54,619)      345,439
   Inventories, net                                                               29,480       48,211        75,579        43,182
   Prepaid expenses and other assets                                             143,933      (23,572)      160,304       (74,857)
   Accounts payable                                                              (14,968)      (7,724)      (35,828)     (138,100)
   Accrued and other liabilities                                                (166,706)      33,395      (171,890)        7,171
                                                                                 -------       ------       -------      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                        115,813       23,154       153,648       117,353
                                                                                 -------       ------       -------      --------
INVESTING ACTIVITIES:
   Purchases of debt and equity securities available-for-sale                   (488,574)    (175,822)   (1,771,809)   (1,272,897)
   Maturities and sales of debt and equity securities available-for-sale         419,780      271,411     1,486,816     1,860,402
   Purchases of property and equipment, net                                      (15,342)     (72,855)      (38,572)     (224,252)
   Increase in non-current assets and deposits                                    (1,000)      (6,947)      (11,658)     (330,237)
   Acquisition of companies, net of cash acquired                                 (5,444)          --       (55,916)     (177,677)
                                                                                 -------       ------       -------      --------
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES                              (90,580)      15,787      (391,139)     (144,661)
                                                                                 -------       ------       -------      --------

FINANCING ACTIVITIES:
   Proceeds from borrowings                                                           --      490,088            --       690,088
   Repayment of debt obligations                                                     (85)    (200,158)         (332)     (201,226)
   Debt issuance costs                                                                --      (15,249)           --       (16,249)
   Repurchase of Convertible Subordinated Notes                                  (68,312)          --      (118,938)           --
   Issuance of common stock, net                                                  17,743       26,592        43,992        81,650
                                                                                 -------       ------       -------      --------
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES                              (50,654)     301,273       (75,278)      554,263
                                                                                 -------       ------       -------      --------
                                                                                 -------       ------       -------      --------
Effect of exchange rate changes on cash and cash equivalents                       2,878       (6,295)        4,478        (5,712)
                                                                                 -------       ------       -------      --------
(Decrease)/increase in cash and cash equivalents                                 (22,543)     333,919      (308,291)      521,243
Cash and cash equivalents at beginning of period                                 471,390      423,219       757,138       235,895
                                                                                 -------       ------       -------      --------
Cash and cash equivalents at end of period                                       448,847      757,138       448,847       757,138
                                                                                 =======       ======       =======      ========

                              LSI LOGIC CORPORATION
                         SELECTED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)

                                                                    Three Months Ended
                                                      --------------------------------------------
                                                        Dec. 31,         Sept. 30,        Dec. 31,
                                                         2002              2002             2001
                                                      -----------      ----------       ----------
Semiconductor revenues                                $    373.8       $    400.3       $    353.4
Storage Systems revenues                              $    105.9       $     86.7       $     52.4
Total revenues                                        $    479.7       $    487.0       $    405.8
Percentage change in revenues-qtr./qtr.(a)                 -1.5%             11.2%             2.3%
Percentage change in revenues-yr./yr.(b)                   18.2%            22.8%           -45.9%

Days sales outstanding                                        47               56               43
Days of inventory(c)                                          59               70               83
Current ratio                                                4.1              3.4              3.5
Quick ratio                                                  3.1              2.4              2.4

R&D as a percentage of revenues                             24.1%            23.5%            29.9%
SG&A as a percentage of revenues                            11.6%            12.1%            17.4%
Gross margin as a percentage of revenues(c)                 37.7%            40.8%            31.5%

Employees(d)                                               5,534            5,508            6,742
Revenues per employee (in thousands)(e)               $    346.7       $    353.7       $    240.8
Diluted shares (in thousands)(f)                         373,961          372,538          365,998

Selected Cash Flow information
------------------------------
Purchase of property and equipment(g)                 $     17.1       $     13.0             36.9
Depreciation / amortization(h)                        $     58.8       $     59.1       $     72.5
In-process research and development                   $      1.0       $      1.9       $       --
Issuance of common stock for employee stock
            purchase and option programs              $     17.7       $       --       $     26.6

(a) Represents sequential quarter growth in revenues.

(b) Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

(c) Based on pro forma cost of revenues.

(d) Actual number of employees at the end of each period presented.

(e) Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

(f) Shares used in determining pro forma diluted income/(loss) per share.

(g) Represents gross addition of property and equipment.

(h) Represents depreciation of fixed assets and amortization of software. Excludes amortization of intangibles and non-cash deferred stock compensation.